UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                           Manhattan Associates, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    562750109
                  --------------------------------------------
                                 (CUSIP Number)





                                 October 1, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)



                               Page 1 of 16 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Asset Management, a separate business unit of The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 582,703

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               875,612
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  596,780

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               875,612

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,472,392

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           5.1%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           IA

------------------------------------------------------------------------------



                               Page 2 of 16 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2002 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               505,515
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               505,515

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           505,515

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 3 of 16 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2001 Exchange Place Fund, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               370,097
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               370,097

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           370,097

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 16 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs 2002 Exchange Fund Advisors, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               505,515
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               505,515

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           505,515

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.8%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 5 of 16 pages

-----------------------
  CUSIP No. 562750109                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman Sachs Management Partners, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               370,097
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               370,097

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           370,097

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           1.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 16 pages

Item 1(a).         Name of Issuer:
                   Manhattan Associates, Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   2300 Windy Ridge Parkway, Suite 700
                   Atlanta, GA  30339

Item 2(a).         Name of Persons Filing:
                   Goldman Sachs Asset Management, Goldman Sachs 2002 Exchange Place Fund, L.P., Goldman Sachs 2001 Exchange Place Fund, L.P., Goldman Sachs 2002 Exchange Fund Advisors, L.L.C. and Goldman Sachs Management Partners, L.P.

Item 2(b).         Address of Principal Business Office or,  if none, Residence:
                   Goldman Sachs 2001 Exchange Place Fund, L.P. and Goldman Sachs Management Partners, L.P. -
                   85 Broad Street
                   New York, NY  10004

                   Goldman Sachs Asset Management, Goldman Sachs 2002 Exchange Place Fund, L.P. and Goldman Sachs 2002 Exchange Fund Advisors, L.L.C. -
                   32 Old Slip
                   New York, NY  10005

Item 2(c).         Citizenship:
                   Goldman Sachs Asset Management - New York
                   Goldman Sachs 2002 Exchange Place Fund, L.P.- Delaware Goldman Sachs 2001 Exchange Place Fund, L.P.- Delaware Goldman Sachs 2002 Exchange Fund Advisors, L.L.C. - Delaware Goldman Sachs Management Partners, L.P. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, $0.01 par value

Item 2(e).         CUSIP Number:
                   562750109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box [X].



                               Page 7 of 16 pages

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.
                             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             Not Applicable

Item 8.            Identification and Classification of Members of the Group.
                             Not Applicable

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                         By  signing  below I  certify  that,  to the best of my
                   knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------
     * In accordance with Securities and Exchange Commission ("SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by Goldman Sachs Asset Management, a separate business unit of The Goldman Sachs Group, Inc. ("GSAM"). GSAM, an investment advisor, disclaims beneficial ownership of any securities managed, on GSAM's behalf, by third parties. This filing does not reflect securities, if any, beneficially owned by any other business unit of The Goldman Sachs Group, Inc. and GSAM hereby disclaims beneficial ownership of any such securities.



                               Page 8 of 16 pages

                                    SIGNATURE



            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 10, 2002


                              GOLDMAN, SACHS & CO. on behalf of
                              Goldman Sachs Asset Management

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS 2002 EXCHANGE PLACE FUND, L.P.

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P.

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS 2002 EXCHANGE FUND ADVISORS, L.L.C.

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

                              By: /s/ Roger S. Begelman
                                   ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact



                               Page 9 of 16 pages

                               INDEX TO EXHIBITS



Exhibit No.   Exhibit
-----------   -------

99.1 Joint Filing Agreement, dated October 10, 2002, between Goldman, Sachs & Co., Goldman Sachs 2002 Exchange Place Fund, L.P., Goldman Sachs 2001 Exchange Place Fund, L.P., Goldman Sachs 2002 Exchange Fund Advisors, L.L.C. and Goldman Sachs Management Partners, L.P.

99.2          Power of Attorney,  dated December 8, 2000,  relating  to Goldman,
              Sachs & Co.

99.3 Power of Attorney, dated October 8, 2002, relating to Goldman Sachs 2002 Exchange Place Fund, L.P.

99.4 Power of Attorney, dated October 4, 2001, relating to Goldman Sachs 2001 Exchange Place Fund, L.P.

99.5 Power of Attorney, dated October 8, 2002, relating to Goldman Sachs 2002 Exchange Fund Advisors, L.L.C.

99.6 Power of Attorney, dated September 21, 1999, relating to Goldman Sachs Management Partners, L.P.



                               Page 10 of 16 pages

                                                                  EXHIBIT (99.1)



                             JOINT FILING AGREEMENT



     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of Manhattan Associates, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  October 10, 2002


                              GOLDMAN, SACHS & CO. on behalf of
                              Goldman Sachs Asset Management

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS 2002 EXCHANGE PLACE FUND, L.P.

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P.

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS 2002 EXCHANGE FUND ADVISORS, L.L.C.

                              By: /s/ Roger S. Begelman
                                 ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact


                              GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

                              By: /s/ Roger S. Begelman
                                   ----------------------------------------
                              Name:   Roger S. Begelman
                              Title:  Attorney-in-fact



                               Page 11 of 16 pages

                                                                  EXHIBIT (99.2)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8th, 2000.



GOLDMAN, SACHS & CO.


By: s/ Gregory  K. Palm
----------------------------
Name:  Gregory K. Palm
Title: Managing Director



                               Page 12 of 16 pages

                                                                  EXHIBIT (99.3)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 2002 EXCHANGE PLACE FUND, L.P. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich, Roger S. Begelman and Edward T. Joel, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 8, 2002.



GOLDMAN SACHS 2002 EXCHANGE PLACE FUND, L.P.

By: Goldman Sachs 2002 Exchange Fund Advisors, L.L.C.


By:/s/ Robert C. Jones
---------------------------------
Name:  Robert C. Jones
Title: President



                               Page 13 of 16 pages

                                                                  EXHIBIT (99.4)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 4, 2001.



GOLDMAN SACHS 2001 EXCHANGE PLACE FUND, L.P.

By: Goldman Sachs Management Partners, L.P.
By: Goldman Sachs Management, Inc.


By:/s/ Robert Litterman
---------------------------------
Name:  Robert Litterman
Title: President



                               Page 14 of 16 pages

                                                                  EXHIBIT (99.5)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS 2002 EXCHANGE FUND ADVISORS, L.L.C. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich, Roger S. Begelman and Edward T. Joel, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 8, 2002.



GOLDMAN SACHS 2002 EXCHANGE FUND ADVISORS, L.L.C.


By:/s/ Robert C. Jones
---------------------------------
Name:  Robert C. Jones
Title: President



                               Page 15 of 16 pages

                                                                  EXHIBIT (99.6)



                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS MANAGEMENT PARTNERS, L.P. (the "Fund") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Fund is acting individually or as representative of others, any and all filings required to be made by the Fund under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Fund might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 21, 1999.



GOLDMAN SACHS MANAGEMENT PARTNERS, L.P.

By: Goldman Sachs Management, Inc.


By:/s/ Robert Litterman
---------------------------------
Name:  Robert Litterman
Title: President



                               Page 16 of 16 pages